Exhibit 5(c)

[LETTERHEAD OF PILLSBURY WINTHROP SHAW PITTMAN LLP]

November 14, 2012

Louisville Gas and Electric Company
220 West Main Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

We have acted as special counsel to Louisville Gas and Electric Company (the “Company”) in connection with the issuance and sale by the Company of $250,000,000 in aggregate principal amount of its First Mortgage Bonds, 4.65% Series due 2043 (the “Bonds”).  The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-180410-01, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated March 28, 2012, as supplemented by the prospectus supplement dated November 6, 2013 relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”).

The Bonds are being issued under an Indenture, dated as of October 1, 2010, of the Company to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and supplemented and as further supplemented by Supplemental Indenture No. 3 thereto, (the “Supplemental Indenture”), dated as of November 1, 2013, providing for the Bonds (such Indenture, as so supplemented, being referred to herein as the “Indenture”).  The Bonds are being sold pursuant to the Underwriting Agreement, dated November 6, 2013 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc., RBS Securities Inc., Inc., SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein.

We have reviewed and are familiar with the Registration Statement, the Prospectus, the Indenture (including the Supplemental Indenture and the Officer’s Certificate pursuant to Section 301 of the Indenture, establishing certain terms of the Bonds, and the form of Bond), the Underwriting Agreement and such other documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter.  In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.  We understand that the Registration Statement has become effective under the Act and we assume that such effectiveness has not been terminated or rescinded.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Bonds have been executed and delivered by the Company and authenticated and delivered by the Trustee in the manner provided for in the Indenture, and have been delivered against payment therefor as contemplated in the Underwriting Agreement, the Bonds will be valid and legally binding obligations of the Company, except as may be subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, reorganization, moratorium and other similar laws affecting or relating to the rights of creditors and mortgagees generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We express no opinion herein as to titles to property, franchises, or the validity and priority of the lien purported to be created by the Indenture or the security provided thereby, or any recordation, filing or perfection of such lien, the Indenture or any related financing statements.

Our opinions set forth in this letter are limited to the law of the State of New York, as in effect on the date hereof.  Insofar as the opinions set forth in this letter relate to or are dependent upon matters governed by the law of the Commonwealth of Kentucky, we have relied exclusively upon the opinions expressed or otherwise encompassed in the letter of even date herewith addressed to you by Dorothy E. O’Brien, Vice President and Deputy General Counsel, Legal and Environmental Affairs, of the Company, subject to the assumptions, limitations and qualifications set forth therein.  In rendering her opinion to you, Ms. O’Brien may rely as to matters of New York law addressed herein upon this letter as if it were addressed directly to her.

We hereby consent to the filing of this opinion letter as Exhibit 5(c) to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission and the incorporation thereof by reference into the Registration Statement and to the use of our name under the caption “Validity of the Bonds” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP